EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑3 (File No. 333‑140234, File No. 333‑161700 and File No. 333‑185885) and Form S‑8 (File No. 333‑147485, File No. 333‑145795, File No. 333‑159927, File No. 333‑167454, File No. 333‑174861 and File No. 333‑191999) of Wireless Ronin Technologies, Inc. of our report dated March 7, 2014, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page F‑2 of this annual report on Form 10‑K for the year ended December 31, 2013.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

March 11, 2014